Exhibit T3A-5.2

COMPANIES ACT OF ANTIGUA AND BARBUDA 1995 No. 18 of 1995 (Section 5) AMENDED AND RESTATED ARTICLES OF INCORPORATION 1. Name of Company: OBSERVER CELLULAR LTD. Company No.: 3863 2. The classes and maximum number of shares that the Company is authorised to issue: 5,000,000 bearer or registered shares of no par value common stock which shall be designated "common shares." 3. Restriction if any on share transfer: No transfer of any shares in the Company shall be registered unless the provisions relating to transfer of shares set forth in the Shareholders Agreement dated the f l L - ] day of [ tv' \ ort,h ], 2002 and made by and among Darren Derrick , the Company and Antigua Wireless Holdings Ltd. shall have been complied with. 4. Number (or minimum and maximum number) of Directors: Minimum - 1, Maximum - 7. 5. Restriction if any on business the Company may ca1Ty on: To conduct any and all Antigua Wireless Holdings Ltd . business activities permitted by the Laws of Antigua and Barbuda. There shall be no restrictions on the business the Company may ca1Ty on. SHAREHOLDERS Date: Name Address Dan - en Denick Crosbies, Antigua 7277 164th Avenue N.E., RTC 5 Redmond, WA 98052 USA Title: SE! 23029vl February 5. 2002 (04:26pm)